Exhibit 99.2

Amarin Appoints Patrick Holt as President and Chief Executive Officer

DUBLIN, Ireland and BRIDGEWATER, N.J., July 18, 2023 – Amarin Corporation plc (NASDAQ: AMRN) today announced that the Company’s Board of Directors has appointed Patrick Holt as President and Chief Executive Officer and as a member of the Board of Directors, effective immediately. Aaron Berg, who served as Interim President and CEO since April 2023, will remain with the Company in a senior leadership role.

Mr. Holt brings more than 25 years of leadership in the life sciences industry and significant international operating experience. He most recently served as president of Cordis, Cardinal Health’s global interventional cardiovascular business where he led a turnaround of the business, followed by a transaction process which led to its successful sale. Mr. Holt previously held a variety of senior executive positions across biopharmaceuticals and vaccines at Allergan and Merck.

“We are excited to welcome Pat as our new CEO,” said Odysseas Kostas, M.D., the Chairman of the Board. “Pat’s international and cardiovascular business experience and track record of turnaround success are exactly what the Company needs at this critical time. The Board looks forward to working with Pat to continue to put Amarin on the best path to maximizing shareholder value.”

Mr. Holt said, “The science at Amarin is compelling and aligned to a significant unmet need, and VASCEPA®/VAZKEPA® maintains meaningful untapped value given its clinical profile and proven cardiovascular risk reduction and outcomes. Decisive action is needed to realize Amarin’s full potential, and alongside the entire Amarin team, I am committed to realizing the opportunities inherent in the business to maximize value for patients, physicians, payors and shareholders. I look forward to working with the Board and leadership team as we evaluate and execute on all opportunities to enhance value.”

Dr. Kostas concluded, “On behalf of the Board, I want to thank Aaron for stepping up to lead when he did, working tirelessly over the last few months toward strengthening the Company’s global operations. We look forward to him continuing to contribute in an important way at Amarin.”

About Patrick Holt

Patrick Holt most recently served as president of Cordis, Cardinal Health’s global interventional cardiovascular business and as member of Cardinal Health Inc’s global operating committee. In this role, Mr. Holt led a successful turnaround that included a return to revenue growth, a refocused R&D strategy, as well as sustained enhancements in operational effectiveness delivering margin expansion. Subsequently, he led the transaction process which culminated in the sale of Cordis to Hellman & Friedman in 2021 for an enterprise value in excess of $1 billion. He also previously served as president of Cardinal Health in Asia-Pacific. Prior to his time at Cardinal Health, he served in a variety of senior executive positions across biopharmaceuticals and vaccines at Allergan and Merck. Mr. Holt is an independent non-executive director and audit committee member of Hugel, Inc., a publicly listed biopharmaceutical company and global leader in medical aesthetics. He earned a bachelor’s degree in biochemistry and chemistry from Monash University, Australia and is a graduate of Harvard Business School.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. Amarin is committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk for patients worldwide. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of U.S. securities laws, including, but not limited to, expectations regarding Amarin’s financial performance, metrics, and initiatives, including its 2023 revenues, operating expenses, supply purchases, negotiations and settlements, product prescriptions and managed care coverage, continued savings from cost-cutting initiatives that is currently exceeding initial targets, and Amarin’s overall ability to continue to deliver stable revenues and cash position from its U.S. business; beliefs about the timing and outcome of international commercial partnerships, regulatory filings, reviews, recommendations, approvals, and related reimbursement decisions and commercial launches of VASCEPA/VAZKEPA outside of the U.S.; beliefs that Amarin’s current resources are sufficient to fund projected operations; and beliefs about the overall world-wide market potential and success of VASCEPA/VAZKEPA generally. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s most recent quarterly report on Form 10-Q for the quarter ended March 31, 2023. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information About Amarin

Investors and others should note that Amarin communicates with its investors and the public using the company website (www.amarincorp.com), the investor relations website (amarincorp.gcs-web.com), including but not limited to investor presentations and investor FAQs, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor Inquiries:

Jordan Zwick

Amarin Corporation plc

IR@amarincorp.com

Media Inquiries:

Mark Marmur

Amarin Corporation plc

PR@amarincorp.com